Exhibit 5.1

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, AZ 85004-2202

August 27, 2010

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to IA Global, Inc. (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-1 of 140,290,288 shares of the Company’s common stock, par value $0.01 (the “Shares”). In connection with this registration, we have reviewed the proceedings of the board of directors of the Company relating to the registration and the issuance of the Shares, the Company’s Certificate of Incorporation and all amendments thereto, the Amended and Restated Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the portion of the Shares now issued are, and the portion of the Shares that may be issued in the future in accordance with the terms of that certain Securities Purchase Agreement the Company entered into on September 29, 2009 with Ascendiant Capital Group, LLC will be, legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm in the registration statement

Very truly yours,

/s/ Snell & Wilmer L.L.P.